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                                                                 EXHIBIT 11.1

                                             CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES

                                     COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

                                                   (in thousands, except per share data)

                                           For the Year Ended       For the Six Months Ended        For the Years Ended August 31,
                                           ------------------ ----------------------------------  ----------------------------------
                                              February 28,      February 29,      February 28,
                                                  1997              1996              1995              1995              1994
                                            ----------------  ----------------  ----------------  ----------------  ----------------
                                                                                   (unaudited)
Net income per common                                 Fully             Fully             Fully             Fully             Fully
  and common equivalent share:              Primary  Diluted  Primary  Diluted  Primary  Diluted  Primary  Diluted  Primary  Diluted
                                            -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Net income available to common and common
  equivalent shares                         $27,675  $27,675  $ 3,322  $ 3,322  $20,320  $20,320  $41,020  $41,020  $11,733  $11,733
Adjustments:
  Assumed exercise of convertible debt         --       --       --       --       --       --       --       --       --        419
                                            -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Net income available to common and common
  equivalent shares                         $27,675  $27,675  $ 3,322  $ 3,322  $20,320  $20,320  $41,020  $41,020  $11,733  $12,152
                                            -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Shares:
Weighted average common shares outstanding   19,333   19,333   19,611   19,611   17,989   17,989   18,776   18,776   15,423   15,423
Adjustments:
(1) Assumed exercise of convertible debt       --       --       --       --       --       --       --       --       --        544
(2) Assumed exercise of incentive stock
    options                                     309      354      260      260      284      285      252      302      227      257
(3) Assumed exercise of options                  15       19      135      135       71       73      120      218      134      177
                                            -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Weighted average common and common
  equivalent shares outstanding              19,657   19,706   20,006   20,006   18,344   18,347   19,148   19,296   15,784   16,401
                                            -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Net income per common and
  and common equivalent share               $  1.41  $  1.40  $   .17  $   .17  $  1.11  $  1.11  $  2.14  $  2.13  $   .74  $   .74
                                            =======  =======  =======  =======  =======  =======  =======  =======  =======  =======
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